Exhibit 99.1

September 18, 2004

David T. Fu

Kanturk Partners, LLC

700 Thirteenth Street, N.W., Suite 325

Washington, D.C. 20005

Re:	Letter of Intent for K-Fuel Technology License

Dear David,

KFx Inc. (KFx) has a unique patented technology that increases the heating value and reduces emissions of low-grade coal. Kanturk Partners, LLC (Kanturk) has been pursuing the acquisition and development of a coal mine for the Beluga reserves near the Cook Inlet of Alaska. To make these reserves more marketable, Kanturk has approached KFx about using its patented K-Fuel technology to process this coal for sale to markets in Taiwan and the Pacific Rim. Over the past several months, KFx and Kanturk have engaged in numerous discussions and negotiations over the terms and conditions under which KFx would grant a license for its patented K-Fuel technology to Kanturk for the development of a K-Fuel plant in Alaska which would be capable of producing up to 8 million tons per year of K-Fuel product. The parties have agreed to certain key terms and conditions which are set forth below and which are intended to form the basis for negotiating and completing the necessary definitive agreements to consummate this transaction:

1.	KFx would grant Kanturk a non-exclusive license for the K-Fuel technology to (i) construct and operate a plant to be located near the Cook Inlet in Alaska with a production capacity not greater than 8 million tons per year and (ii) sell the product from this plant.

2.	KFx will provide all relevant intellectual property, including detailed technical information, as well as consulting and technical support services that are reasonably necessary to allow Kanturk to use the K-Fuel technology. Any support services beyond the scope defined above would be under a separate agreement under mutually agreeable terms to be negotiated by the parties.

3.	The parties will include specific confidentiality provisions to fully protect the K-Fuel technology, patents, and all related technical information and/or intellectual property provided under the license agreement.

4.	Kanturk will maintain all necessary records, files, and books of accounts containing all the information necessary to compute and verify the amounts due under these agreements and provide KFx audit rights.

5.	For granting the license and providing the technical information and support services, Kanturk will provide the following compensation to KFx:

a.	A license fee of $5.00 per ton of the plant’s annual nameplate design production capacity. One half of this license fee shall be due upon the execution of the license agreement. The remaining half will be due upon mechanical completion of the plant. If after paying the first half of the license fee, Kanturk is unable to proceed with the construction of the plant at Cook Inlet, KFx will agree to transfer this license to another mutually agreeable site that does not, in KFx’s sole discretion, adversely affect KFx.

b.	A carried ownership interest in the plant (or the entity that owns the plant) as follows:

•	KFx shall be granted a 10 % carried interest until the plant achieves a simple equity payout defined as when cumulative gross operating margins from the plant equal the equity invested in the plant (or the entity that owns the plant) excluding any debt or mezzanine financing used to finance the plant.

•	After the simple equity payout, KFx shall be granted a 15 % carried interest in the plant from that date forward.

KFx’s carried interest shall entitle KFx to its ownership share of all operating profits and benefits (including any tax credits) attributable to the plant (and its production) and shall not require KFx to fund any capital contributions or debt associated with this ownership interest. Any transactions with affiliates or related parties that affect the profitability of the plant will be valued or determined on the basis of arms length third party transactions. The parties will enter into the necessary agreements to accommodate this ownership interest under these terms.

6.	Kanturk’s obligation to go forward with this licensing agreement and any associated agreements shall be subject to the satisfactory completion of the following conditions:

a.	Confirmation of the quality of the coal reserves that would supply the proposed plant (particularly with respect to the HGI index) through new core drilling/sampling and a detailed lab analysis.

b.	Completion of the necessary agreements to secure the coal reserves needed to supply the proposed K-Fuel Plant at the Cook Inlet location.

Unless these conditions are satisfied by Kanturk by December 31, 2004, this agreement will terminate without any further obligation on the part of either party. The parties may provide for an extension of this deadline to March 31, 2005 in the definitive agreements if Kanturk makes a cash payment to KFx, the amount of which is still to be determined by the mutual agreement of the parties.

7.	Neither KFx nor Kanturk shall have any obligation to reach or execute any agreement concerning the transactions contemplated under this letter of intent. This letter of intent is subject to the negotiation and execution of all necessary definitive agreements containing terms and conditions mutually acceptable to both parties. The agreements contemplated herein are further subject to obtaining all necessary corporate and governmental approvals.

8.	This letter of intent shall terminate on December 31, 2004.

If this letter of intent meets with your approval, please signify your agreement by signing in the space provided below.

Sincerely,

/s/ C. Scott Hobbs

KFx Inc.

C. Scott Hobbs

President and COO

Agreed and Accepted

On September 20, 2004:

/s/ David T. Fu

Kanturk Partners, LLC

David T. Fu

Managing Director